Exhibit 99.1
Principal Executive Officer Certification for Years following First Fiscal Year
Hawthorn Bancshares, Inc.
UST #264
I, David T. Turner, certify, based on my knowledge, that:
(i) The compensation committee of Hawthorn Bancshares, Inc. discussed, reviewed, and evaluated with senior risk officers on February 10, 2010 and October 27, 2010, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Hawthorn Bancshares, Inc.;
(ii) The compensation committee of Hawthorn Bancshares, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Hawthorn Bancshares, Inc. and has identified any features of the employee compensation plans that pose risks to Hawthorn Bancshares, Inc. and has limited those features to ensure that Hawthorn Bancshares, Inc. is not unnecessarily exposed to risks;
(iii) The compensation committee reviewed on February 10, 2010 and October 27, 2010, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Hawthorn Bancshares, Inc. to enhance the compensation of an employee, and has limited any such features;
(iv) The compensation committee of Hawthorn Bancshares, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v) The compensation committee of Hawthorn Bancshares, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:
(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Hawthorn Bancshares, Inc.;
(B) Employee compensation plans that unnecessarily expose Hawthorn Bancshares, Inc. to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of Hawthorn Bancshares, Inc. to enhance the compensation of an employee;
(vi) Hawthorn Bancshares, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii) Hawthorn Bancshares, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) Hawthorn Bancshares, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;
(ix) Hawthorn Bancshares, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x) Hawthorn Bancshares, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;
(xi) Hawthorn Bancshares, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii) Hawthorn Bancshares, Inc. will disclose whether Hawthorn Bancshares, Inc., the board of directors of Hawthorn Bancshares, Inc., or the compensation committee of Hawthorn Bancshares, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii) Hawthorn Bancshares, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;
(xiv) Hawthorn Bancshares, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Hawthorn Bancshares, Inc. and Treasury, including any amendments;
(xv) Hawthorn Bancshares, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ David T. Turner David T. Turner, Chairman, CEO & President	Date: March 30, 2011